                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Under Rule 14a-12


                             RESOURCE AMERICA, INC.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                      N/A
 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                             RESOURCE AMERICA, INC.
              1521 Locust Street          Philadelphia, PA 19102

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 April 24, 2001



To the Stockholders of RESOURCE AMERICA, INC.:

         Notice is hereby given that the annual meeting of stockholders of RESOURCE AMERICA, INC., a Delaware corporation (the "Company"), will be held at 1521 Locust Street, 4th Floor, Philadelphia, Pennsylvania, on Tuesday, April 24, 2001, at 9:00 a.m. (the "Meeting"), for the following purposes:

          1. To elect three directors to serve three-year terms expiring at the annual meeting of stockholders in 2004.

          2. To transact such other business as may properly be brought before the Meeting and any adjournment thereof.

         Only stockholders of record on the books of the Company at the close of business on March 1, 2001, will be entitled to notice of and to vote at the Meeting or any adjournment thereof. A list of stockholders entitled to vote at the Meeting will be available for inspection at the Meeting and for 10 days prior to the Meeting at the offices of the Company, at 1521 Locust Street, 4th Floor, Philadelphia, Pennsylvania 19102. The stock transfer books will not be closed.

         STOCKHOLDERS CAN HELP AVOID THE NECESSITY AND EXPENSE OF SENDING FOLLOW-UP LETTERS TO ASSURE A QUORUM BY PROMPTLY RETURNING THE ENCLOSED PROXY. THE ENCLOSED ADDRESSED ENVELOPE REQUIRES NO POSTAGE AND YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS USE. ONLY STOCKHOLDERS AS OF MARCH 1, 2001 OR THEIR DULY AUTHORIZED REPRESENTATIVES OR PROXIES ARE INVITED TO ATTEND THE MEETING. IF YOU PLAN TO ATTEND YOU NEED TO BRING A FORM OF PERSONAL IDENTIFICATION WITH YOU. IF YOUR STOCK IS HELD OF RECORD BY A BANK, BROKER OR OTHER NOMINEE, YOU ALSO NEED TO BRING AN ACCOUNT STATEMENT INDICATING THAT YOU OWN THE SHARES AS OF THE RECORD DATE, OR A LETTER FROM THE RECORD HOLDER INDICATING THAT YOU OWN THE SHARES AS OF THE RECORD DATE, AND IF YOU WISH TO VOTE AT THE MEETING YOU MUST FIRST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.



                                         By order of the Board of Directors,




                                         Michael S. Yecies, Secretary
                                         March 15, 2001

                             RESOURCE AMERICA, INC.
              1521 Locust Street            Philadelphia, PA 19102
              ----------------------------------------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                  --------------------------------------------

                                     GENERAL

Introduction

         The annual meeting of stockholders of Resource America, Inc. (the "Company") will be held on Tuesday, April 24, 2001, at 9:00 a.m. (the "Meeting") at 1521 Locust Street, 4th Floor, Philadelphia, Pennsylvania, 19102 for the purposes set forth in the accompanying notice. Only stockholders of record at the close of business on March 1, 2001, will be entitled to notice of and to vote at the Meeting.

         This statement is furnished in connection with the solicitation by the Board of Directors of the Company of proxies from holders of its common stock to be used at the Meeting, and at any and all adjournments thereof. Proxies in the accompanying form, properly executed and duly returned to the Company, and not revoked, will be voted at the Meeting and any and all adjournments thereof.

         This proxy statement and the accompanying form of proxy are being sent on or about March 15, 2001, to stockholders of record as of March 1, 2001.

Revocation of Proxy

         If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked at any time prior to its exercise by giving written notice of revocation to the Secretary of the Company at its Philadelphia address stated herein, by submitting a later dated proxy or by attending the Meeting and voting in person.

Expenses and Manner of Solicitation

         The cost of soliciting proxies for the Meeting, including the cost of preparing, assembling and mailing this Proxy Statement and the accompanying form of proxy, is not expected to exceed $20,000 and will be borne by the Company. Proxies may be solicited by directors, officers, and regular employees of the Company either personally, by letter, or by telephone. No director, officer, or employee who solicits proxies will be specially compensated for soliciting such proxies. The Company expects to reimburse banks, brokers, and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the Company's common stock.

                              VOTING AT THE MEETING

         Only stockholders of record at the close of business on March 1, 2001, will be entitled to vote at the Meeting. As of January 17, 2001, the Company had 17,465,324 shares of common stock outstanding. At the Meeting, the holders of common stock will be entitled to one vote per share on each matter of business properly brought before the Meeting.

         The presence in person or by proxy of holders of the Company's outstanding common stock representing not less than a majority of the outstanding shares of common stock will constitute a quorum. The affirmative vote of a plurality of the shares represented at the Meeting, in person or by proxy, will be necessary for the election of directors. Approval of all other business properly brought before the Meeting will require a favorable vote of a majority of the shares represented at the Meeting, in person or by proxy.

         Abstentions may be specified on the election of each of the nominated directors and on any other properly presented business and will be considered present for purposes of determining the presence of a quorum. Abstentions, including broker non-votes, with respect to shares present at the Meeting, in person or by proxy, will have no effect on any such matter. Any proxy not specifying to the contrary will be voted FOR the election of the specified directors.

         Brokers that are member firms of the New York Stock Exchange and who hold shares in street name for customers generally have the discretion to vote those shares with respect to certain matters, including the election of directors, if they have not received instructions from the beneficial owners. A failure by brokers to vote shares held by them in nominee name will mean that such shares will not be counted for the purposes of establishing a quorum and will not be voted.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth the number and percentage of shares of common stock owned, as of January 17, 2001, by (a) each person who, to the knowledge of the Company, is the beneficial owner of 5% or more of the outstanding shares of common stock, (b) each of the Company's present directors,
(c) each of the Company's executive officers, and (d) all of the Company's present executive officers and directors as a group. This information is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Shares of common stock issuable pursuant to options or warrants are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage of any other person.

                                                                                           Common Stock
                                                                                      Amount and Nature of      Percent of
Beneficial Owner                                                                      Beneficial Ownership         Class
----------------                                                                      --------------------     ------------
Directors(1)
---------
Carlos C. Campbell................................................................          480                         *
Daniel G. Cohen...................................................................      194,132 (3)(5)(6)(7)            1.10%
Edward E. Cohen...................................................................    1,416,197 (3)(4)(5)(6)(8)(9)      8.03%
Andrew M. Lubin...................................................................          840                         *
P. Sherrill Neff..................................................................            0                         *
Scott F. Schaeffer................................................................      219,271 (3)(5)(6)               1.25%
Alan D. Schreiber.................................................................       16,110                         *
John S. White.....................................................................        1,000                         *

Executive Officers(1)
------------------
Jonathan Z. Cohen.................................................................      103,399 (3)(4)(6)(7)            *
Steven J. Kessler.................................................................       48,421 (3)(4)(5)(6)            *
Freddie M. Kotek..................................................................      112,528 (2)(4)(5)(6)            *
Nancy J. McGurk...................................................................       80,637 (2)(4)(5)(6)            *
Michael L. Staines................................................................       78,385 (2)(4)(5)(6)            *
All present executive officers and directors as
   a group (13 persons)...........................................................    2,178,900 (2)(3)(4)(5)(6)(8)(9)   12.11%

Other Owners of 5% or
More of Outstanding Shares
--------------------------
Cobalt Capital Management, Inc.(10)...............................................    1,180,800                         6.76%
Dimensional Fund Advisors Inc.(11)................................................    1,662,871                         9.52%
Thomson Horstmann & Bryant, Inc.(12)..............................................      913,643                         5.23%
Wellington Management Company, LLP(13)............................................    1,290,080                         7.39%
James C. Eigel(14)................................................................      982,799                         5.63%

------------
* Less than 1%

(1) The address for each director and executive officer is 1521 Locust Street, 4th Floor, Philadelphia, Pennsylvania 19102.

(2) Includes shares issuable on exercise of options granted under the Company's 1989 Key Employee Stock Option Plan in the following amounts:
      Mr. Kotek - 29,495 shares; Ms. McGurk - 33,708 shares; and Mr. Staines - 42,135 shares.

(3) Includes shares issuable on exercise of options granted under the Company's 1997 Key Employee Stock Option Plan in the following amounts:
      Mr. D. Cohen - 108,308 shares; Mr. E. Cohen - 112,500 shares; Mr. J. Cohen
      - 15,000 shares; Mr. Kessler - 37,500 shares; and Mr. Schaeffer - 45,000 shares.

(4) Includes shares issuable on exercise of options granted under the Company's 1999 Key Employee Stock Option Plan in the following amounts:
      Mr. E. Cohen - 50,000 shares; Mr. J. Cohen - 37,500 shares; Mr. Kessler - 6,250 shares; Mr. Kotek - 2,500 shares; Ms. McGurk - 2,500 shares; and Mr. Staines - 1,250 shares.

(5) Includes shares allocated under the Company's 1989 Employee Stock Ownership Plan in the following amounts: Mr. D. Cohen - 223 shares; Mr. E. Cohen - 60,490 shares; Mr. Kessler - 28 shares; Mr. Kotek - 15,732 shares; Ms. McGurk - 10,141 shares; Mr. Schaeffer - 21,363 shares; and Mr. Staines
      - 22,688 shares, as to which each has voting power.

(6) Includes shares allocated under the Company's Investment Savings Plan (the "401(k) Plan") in the following amounts: Mr. D. Cohen - 5,643 shares; Mr.
      E. Cohen - 12,254 shares; Mr. J. Cohen - 4,649 shares; Mr. Kessler - 4,643 shares; Mr. Kotek - 10,318 shares; Ms. McGurk - 16,434 shares; Mr. Schaeffer - 6,057 shares; and Mr. Staines - 1,708 shares, as to which each has voting power.

(7)   Includes 46,250 shares held in a trust of which both Messrs. D. Cohen and
      J. Cohen are co-trustees and co-beneficiaries.

(8) Includes 349,516 shares held by a private charitable foundation, of which Mr. E. Cohen serves as a co-trustee. Mr. E. Cohen disclaims beneficial ownership of these shares.

(9) Includes 92,500 shares held in trusts for the benefit of Mr. E. Cohen's spouse and/or children. Mr. E. Cohen disclaims beneficial ownership of these shares.

(10) This information is based on Schedule 13G filed with the United States Securities and Exchange Commission on December 27, 2000. The address for Cobalt Capital Management, Inc. is 237 Park Avenue, Suite 801, New York, New York 10017.

(11) Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. (These investment companies and investment vehicles are the "Portfolios"). In its role as investment advisor and investment manager, Dimensional possessed both voting and investment power over 1,662,871 shares of Resource America, Inc. stock as of December 31, 2000. The Portfolios own all securities reported in this statement, and Dimensional disclaims beneficial ownership of such securities. The address for Dimensional Fund Advisors Inc. is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401-1038.

(12) This information is based on Form 13f as of December 31, 2000 filed with the United States Securities and Exchange Commission. Includes 473,486 shares as to which sole voting power is claimed, 23,880 shares as to which shared voting power is claimed and 913,643 shares as to which sole dispositive power is claimed. The address for Thomson Horstmann & Bryant, Inc. is Park 80 West, Plaza Two, Saddle Brook, New Jersey 07663.

(13) This information is based on Schedule 13G filed with the United States Securities and Exchange Commission on December 8, 2000. Includes 396,457 shares as to which shared voting power is claimed and 1,290,080 shares as to which shared dispositive power is claimed. The address for Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109.

(14) This information is based on information supplied by Mr. Eigel and the Company's list of record stockholders. Includes shares held by entities managed and/or controlled by Mr. Eigel. Mr. Eigel's address is 2330 Victory Parkway, P.O. Box 6338, Cincinnati, Ohio 45206.

                        PROPOSAL 1. ELECTION OF DIRECTORS

Directors

         The Board of Directors is divided into three classes with directors in each class serving three-year terms. The terms of directors in the Class of 2001 expire at the annual meeting of stockholders to which this proxy statement relates. The Nominating Committee of the Board of Directors has nominated P. Sherrill Neff, Alan D. Schreiber and Andrew M. Lubin for re-election as directors in the Class of 2004.

         The persons named in the enclosed proxy intend, in the absence of a contrary direction, to vote for Messrs. Neff, Schreiber and Lubin as directors of the Company in the Class of 2004, for three-year terms expiring at the 2004 annual meeting of stockholders, or until their successors are elected or appointed. Should any nominee become unable or refuse to accept nomination or election as a director in the Class of 2004, it is intended that the persons named as proxies will vote for the election of such other person as the Nominating Committee of the Board of Directors may recommend. The Board of Directors knows of no reason why any of the nominees might be unable or refuse to accept nomination or election.

         Information is set forth below regarding the principal occupation of each nominee and each of the other directors of the Company. There are no family relationships among the nominees and directors of the Company except that Daniel
G. Cohen, a director of the Company, is a son of Edward E. Cohen, Chairman of the Board of Directors, Chief Executive Officer and President of the Company.


Names of Directors, Principal                                                  Year in Which Service        Term to Expire
Occupation and Other Information                                                 As Director Began         At Annual Meeting
--------------------------------                                                 -----------------         -----------------
Nominees whose terms will expire in 2004 are:

P. Sherrill Neff, 49, President and a director of Neose Technologies, Inc. (a publicly traded biotechnology firm) since 1994. Senior Vice President of U.S.
Healthcare, Inc. (a national managed health care company) from 1993 to 1994.
Prior thereto, Managing Director and Co-Head of the Financial Services Group at
Alex. Brown & Sons (an investment banking firm). Director of JeffBanks, Inc. (a
bank holding company) from 1994 until its acquisition in 1999.                           1998                     2001

Alan D. Schreiber, M.D., 59, Professor of Medicine since 1973 and Assistant Dean for Research and Research Training since 1990 at the University of Pennsylvania
School of Medicine. Chairman, Scientific Advisory Board, Inkine Pharmaceutical
Co., Inc. (a publicly traded biopharmaceutical company) since 1997. Founder and
Chief Scientific Officer of CorBec Pharmaceuticals, Inc. from 1993 to 1997.              1994                     2001

Andrew M. Lubin, 54, President, Delaware Financial Group, Inc. (a private
investment firm) since 1990.                                                             1994                     2001



Persons other than current nominees who serve for the terms indicated:

Edward E. Cohen, 62, Chairman of the Board of the Company since 1990, Chief
Executive Officer of the Company since 1988 and President of the Company since
2000. Chairman of the Managing Board of Atlas Pipeline Partners GP, LLC (a
wholly owned subsidiary of the Company that is the general partner of a publicly traded limited partnership that owns and operates natural gas pipelines) since its formation in 1999. Director and Chairman of the Executive Committee of
JeffBanks, Inc. from 1981 until its acquisition in 1999. Chairman of the Board of Directors of TRM Corporation since 1998. Chairman of the Board of Brandywine
Construction & Management, Inc. (a property management company) since 1994. Mr.
Cohen is the father of Daniel G. Cohen and Jonathan Z. Cohen.                            1988                     2002

Scott F. Schaeffer, 38, President of RAIT Investment Trust (a publicly traded real estate investment trust) since 2000. Prior thereto, Vice Chairman of the
Board of the Company from 1998 to 2000. Executive Vice President of the Company from 1997 to 1998. Senior Vice President of the Company from 1995 to 1997.
President of Resource Properties, Inc. (a wholly owned subsidiary of the
Company) from 1992 to 2000.                                                              1997                     2002

Carlos C. Campbell, 63, President of C.C.Campbell and Company (a management consulting firm) since 1985. Director of PICO Holdings, Inc. (a publicly traded
diversified holding company) since 1998.                                                 1990                     2002

Daniel G. Cohen, 31, Chairman of the Board of The Bancorp.com, Inc. (an internet banking and financial services company) since 2000, and Chief Executive Officer from 1999 to 2000. President and Chief Operating Officer of the Company from
1998 to 2000. Executive Vice President of the Company from 1997 to 1998. Senior
Vice President of the Company from 1995 to 1997. Chairman of the Executive
Committee of the Board of Directors and a director of TRM Corporation (a publicly traded consumer services company) since 1998. Mr. Cohen is a son of
Edward E. Cohen and the brother of Jonathan Z. Cohen.                                    1997                     2003

John S. White,  60, Chief Executive  Officer and President of DCC Securities
Corporation (a securities brokerage firm) since 1989.                                    1993                     2003

Non-Director Executive Officers

         Steven J. Kessler, 57, Senior Vice President and Chief Financial Officer of the Company since 1997. Prior thereto, Mr. Kessler was Vice President-Finance and Acquisitions at Kravco Company (a national shopping center developer and operator) from 1994 until joining the Company. From 1983 through 1994, Mr. Kessler was Chief Financial Officer and Chief Operating Officer at Strouse Greenberg & Co., Inc., a regional full service real estate company, and Vice President-Finance and Chief Accounting Officer at its successor, The Rubin Organization. Prior thereto, he was a partner at the international accounting and consulting firm of Touche Ross & Co. (now Deloitte & Touche LLP).

         Jonathan Z. Cohen, 30, Senior Vice President of the Company since 1999. Vice President of the Company from 1998 to 1999. Vice Chairman of the Managing Board of Atlas Pipeline Partners GP, LLC since its formation in 1999. Vice Chairman and a director of Atlas America, Inc. ("Atlas America") (a wholly owned subsidiary of the Company) since its acquisition in 1998. Chairman of the Board of Viking Resources Corporation ("Viking") (a wholly owned subsidiary of the Company) since its acquisition in 1999. A director of Optiron Corporation (a 50% owned subsidiary of the Company) since its formation in 2000. Trustee and Secretary of RAIT Investment Trust since 1997. Chairman of the Board of The Richardson Company (a sales consulting company) since 1999. Chief Executive Officer of Blue Guitar Films, Inc. (a New York based media company) from 1994 to 1997. Mr. Cohen is a son of Edward E. Cohen and the brother of Daniel G. Cohen.

         Freddie M. Kotek, 45, Senior Vice President of the Company since 1995. President of Resource Leasing, Inc. (a wholly owned subsidiary of the Company) since 1995. President of Resource Properties since 2000. Executive Vice President of Resource Properties from 1993 to 2000.

         Michael L. Staines, 51, Senior Vice President of the Company since 1989. Director of the Company from 1989 to 2000 and Secretary of the Company from 1989 to 1998. Chief Operating Officer, Secretary and Managing Board Member of Atlas Pipeline Partners GP, LLC since its formation in 1999. President, Secretary and a director of Resource Energy since 1993.

         Nancy J. McGurk, 45, Vice President of the Company since 1992. Treasurer and Chief Accounting Officer of the Company since 1989. Vice President-Finance of Resource Energy, Inc. ("Resource Energy") (a wholly owned subsidiary of the Company) since 1995.

         The Board of Directors appoints officers each year at its annual meeting following the annual stockholders meeting and from time to time as necessary.

Director Compensation

         Each non-employee director of the Company was paid a retainer of $1,000 per month during fiscal 2000. Each non-employee director who is a chairman of a committee of the Board of Directors was paid an additional retainer of $500 per month. Each non-employee director who is a member of a committee of the Board of Directors, but not its chairman, was paid $500 per meeting attended in person and $250 per meeting attended telephonically. A total of $82,000 was paid to five non-employee directors during fiscal 2000.

         In addition, two non-employee directors of the Company served as directors of subsidiaries of the Company. During fiscal 2000, Mr. Campbell was paid $5,500 for his service as a director of Fidelity Leasing, Inc., the Company's equipment leasing subsidiary that was sold in August 2000; and Mr. White was paid $6,000 for his service as a director of Resource Energy. During fiscal 2000, Mr. White also acted as the general securities principal of Anthem Securities, the broker-dealer subsidiary of Atlas America, Inc., on an interim basis pursuant to arrangements with his employer, DCC Securities. DCC Securities received $35,040 in connection therewith. Additionally, Mr. Lubin was paid $11,000 in fiscal 2000 for his service as the Delaware registered agent for the Company and numerous subsidiaries of the Company.

         Each non-employee director of the Company is also eligible to participate in the Non-Employee Director Deferred Stock and Deferred Compensation Plan (the "Non-Employee Director Plan"), approved by the Company's stockholders on May 13, 1997. Under the Non-Employee Director Plan, non-employee directors ("Eligible Directors") are awarded Units representing the right to receive one share of Company common stock for each Unit awarded. As adjusted for stock splits, 3,000 Units were awarded to each Eligible Director upon becoming an Eligible Director, and an additional 3,000 Units are awarded to each Eligible Director on each anniversary of the date on which such person was first awarded Units under the Non-Employee Director Plan. Units do not vest until the fifth anniversary of their grant, except that Units will vest sooner upon a change in control of the Company or death or disability of an Eligible Director, provided the Eligible Director completed at least six months of service. Upon termination of service by an Eligible Director, the Company will issue shares of Company common stock equal to the number of vested Units held by the Eligible Director, but all unvested Units are forfeited. The Non-Employee Director Plan provides for the issuance of a maximum of 75,000 Units and terminates on April 30, 2002. 57,000 Units have been awarded to Eligible Directors as of the date of this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of all such reports.

         Based solely on its review of the reports received by it, or written representations from certain reporting persons that no filings were required for those persons, the Company believes that, during fiscal year 2000, its officers, directors and greater than ten percent shareholders complied with all applicable filing requirements.

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee of the Board of Directors consists of Messrs. Campbell, Neff and White. None of such persons is an employee, or former employee, of the Company. However, at the request of the Company, Mr. White served as the general securities principal of Anthem Securities, a broker-dealer subsidiary of the Company, on an interim basis until the Company found a permanent replacement. No executive officer of the Company is a director or executive officer of any entity of which any member of the Compensation Committee is a director or executive officer, except that Mr. E. Cohen was Chairman of the Executive Committee and a director of JeffBanks, Inc. and Mr. Neff was a director of JeffBanks, Inc. until its acquisition in 1999.

Information Concerning the Board of Directors and Certain Committees

         The Board of Directors held a total of seven meetings during fiscal
2000.

         Standing committees of the Board of Directors are the Audit Committee, Compensation Committee, Investment Committee, and Nominating Committee.

         The Audit Committee reviews the scope and effectiveness of audits by the independent accountants, selects and recommends to the Board of Directors the engagement of independent accountants, and reviews the adequacy of the Company's internal controls. The Committee held five meetings during fiscal 2000. Members of the Committee are Messrs. Lubin, Neff and Campbell.

         The Compensation Committee establishes and monitors compensation levels for officers of the Company, and administers the Company's 1997 and 1999 Key Employee Stock Option Plans. The Committee held five meetings during fiscal 2000. Members of the Committee are Messrs. Campbell, Neff, and White.

         The Investment Committee reviews all current management investment practices and evaluates and monitors all existing and proposed Company investments. The Committee held two meetings during fiscal 2000. Members of the Committee are Messrs. White, Lubin and Schreiber.

         The Nominating Committee recommends persons for nomination as directors of the Company. The Committee held one meeting during fiscal 2000. The Committee will consider nominees recommended by security holders for the 2002 annual meeting if submitted in writing to the Secretary of the Company in accordance with the Company's Bylaws and rules promulgated by the Securities and Exchange Commission. Members of the Committee are Messrs. E. Cohen, D. Cohen and Schreiber.

Report of the Audit Committee

         The Audit Committee consists of three directors: Andrew M. Lubin, who serves as Chairman, Carlos C. Campbell and P. Sherrill Neff. This committee meets with the independent auditors to review the results of the annual audit and other related matters. Each member of the Audit Committee is "independent" as defined in the listing standards of the National Association of Securities Dealers. The Company's Board of Directors has adopted a written charter for the Audit Committee, which is attached to this proxy statement as Exhibit A. The Audit Committee met five times during the fiscal year ended September 30, 2000.

         In connection with its function to oversee and monitor the financial reporting process of the Company, the Audit Committee has done the following:

          o Reviewed and discussed the audited financial statements for the fiscal year ended September 30, 2000 with the Company's management;

          o Discussed with the Company's independent auditors, those matters which are required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Sec.380); and

          o Received the written disclosures and the letter from the Company's independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and has discussed with the independent auditors their independence.

         Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's annual report on Form 10-K for the fiscal year ended September 30, 2000.

Andrew M. Lubin, Chairman
Carlos C. Campbell
P. Sherrill Neff

Executive Officer Compensation

         Summary Compensation of Named Executives

         The following tables set forth certain information concerning the compensation paid or accrued during each of the last three fiscal years by the Company and its subsidiaries to the Company's Chief Executive Officer and each of the Company's four other most highly compensated executive officers whose aggregate salary and bonus (including amounts of salary and bonus foregone to receive non-cash compensation) exceeded $100,000.

                           Summary Compensation Table

                                      Annual Compensation                             Long-Term Compensation
                              ------------------------------------------     --------------------------------------------
                                                                                  Awards                   Payouts
                                                                             --------------------   ---------------------
                                                                             Restricted Securities
                                                                                Stock   Underlying   LTIP          All
Name and Principal Position   Year        Salary     Bonus(2)     Other      Awards(3)   Options    Payouts(4)   Other(5)
---------------------------   ----        ------     --------     -----      ---------   -------    ---------- ----------
Edward E. Cohen                2000    $  600,000   $ 450,000         0              0          0        0     $2,537,516
   Chairman, Chief Executive   1999       578,654     600,000         0         $1,659    425,000        0        564,543
   Officer & President         1998       475,865     500,000         0              0          0        0        212,327

Daniel G. Cohen(1)             2000       425,000     475,000         0              0          0        0      2,270,377
                               1999       410,769     250,000         0          1,659    216,615        0          8,543
                               1998       327,211     150,000         0              0          0        0          8,543

Scott F. Schaeffer(1)          2000       425,000     475,000         0              0          0        0      1,482,628
                               1999       410,769     250,000         0          1,651     90,000        0          8,543
                               1998       327,211     150,000         0              0          0        0          8,543

Steven J. Kessler              2000       300,000     150,000         0              0          0        0          7,038
   Senior Vice President &     1999       285,769     150,000         0            208    100,000        0          8,543
   Chief Financial Officer     1998       229,423           0         0              0          0        0              0

Jonathan Z. Cohen              2000       248,269     225,000         0              0    200,000        0          7,000
   Senior Vice President       1999       185,769     100,000         0              0    180,000        0          5,119
                               1998        58,392(6)        0         0              0          0        0              0

Freddie M. Kotek               2000       200,000     175,000         0              0          0        0         10,500
   Senior Vice President       1999       185,769     100,000         0          1,651     10,000        0          8,543
                               1998       150,000      40,000         0              0          0        0          8,543

Michael L. Staines             2000       141,950      50,000         0              0          0        0              0
   Senior Vice President       1999       142,281           0         0          1,547      5,000        0              0
                               1998       135,788      20,000         0              0          0        0              0

-------------------

(1) Messrs. D. Cohen's and Schaeffer's employment with the Company, as President and Chief Operating Officer and as Vice Chairman, respectively, terminated on September 13, 2000. Messrs. D. Cohen and Schaeffer continue to serve as directors of the Company.

(2) Bonuses were paid in fiscal 2000 based upon performance in fiscal 1999, except as follows: the amounts paid to Messrs. D. Cohen and Schaeffer in 2000 also include bonuses based upon performance in fiscal 2000, due to their termination of employment with the Company on September 13, 2000; the amount paid to Mr. J. Cohen in 2000 also includes a special bonus for performance related to completing the initial public offering of Atlas Pipeline Partners; and the amount paid to Mr. Kotek in 2000 also includes a special bonus for performance related to the sale of Fidelity Leasing, Inc.

(3) Reflects shares awarded under the Company's 1989 Employee Stock Ownership Plan, valued at the closing price of the Company's common stock at September 30, 1999. For purposes of this table, all shares are assumed to be fully vested. Messrs. E. Cohen and Staines were 100% vested as of September 30, 1997. Mr. Schaeffer was 100% vested as of September 30, 1999. Mr. Kotek was 100% vested as of September 30, 2000. Shares awarded to Messrs. D. Cohen and Kessler were vested 60% and 20% respectively, as of September 30, 2000. Mr. Kessler's shares will vest an additional 20% on each future September 30 until fully vested on September 30, 2004. At September 30, 2000, the number of restricted shares awarded and the value of such awarded restricted shares (in the aggregate, and valued at the closing market price of the Company's common stock on the dates of the respective grants) are: Mr. E. Cohen - 60,490 shares ($120,992); Mr. D. Cohen - 223 shares ($1,659); Mr. Schaeffer - 21,363 shares ($62,316); Mr.
      Kessler - 28 shares ($208); Mr. Kotek, 15,732 shares ($53,465); and Mr. Staines, 41,080 shares ($83,299). Cash dividends, as and when authorized by the Company's Board of Directors, have been and will continue to be paid to the Plan on the restricted shares.

(4) Except for the 1989 Employee Stock Ownership Plan, the stock option plans and the 401(k) Plan, reported elsewhere in this proxy statement, the Company does not have long-term incentive plans or pension or profit-sharing plans.

(5) All such amounts are matching payments made by the Company under the 401(k) Plan except as follows: the amounts set forth for Mr. E. Cohen in 2000, 1999 and 1998 include $2,530,516, $556,000 and $204,000, respectively, of accrued obligations under a Supplemental Employment Retirement Plan established by the Company in March 1997 in connection with the employment agreement between Mr. E. Cohen and the Company; and the amounts set forth for Messrs. D. Cohen and Schaeffer in 2000 consist of sums paid to them under their employment agreements in connection with the termination of their employment with the Company, less $7,000 each that represents matching payments made by the Company under the 401(k) Plan. See "Employment Agreements."

(6) Compensation for Mr. J. Cohen in fiscal 1998 is for the partial year period since the inception of his employment with the Company.

Option Grants and Exercises in Last Fiscal Year and Year-End Option Values

         The following table provides additional information about the stock options shown in the "Securities Underlying Options" column of the preceding Summary Compensation Table, which were granted in fiscal 2000 to the named executive officers. The Company has not granted any stock appreciation rights to the named executive officers in fiscal 2000.

                        Option Grants in Fiscal Year 2000

                                                       Percent of
                                     Number of       Total Options                              Potential Realizable Value
                                     Securities        Granted to      Exercise                        at Stock Price
                                     Underlying       Employees in       Price      Expiration       Appreciation for
Name                              Options Granted     Fiscal 2000      ($/Share)       Date             Option Term
----                              ---------------     -----------      ---------      -------     ----------------------
                                                                                                       @5%        @10%
                                                                                                  ---------   ----------
Jonathan Z. Cohen                      93,885             47%         $  7.52         7/28/05     $  443,751  $ ,124,552

                                      106,115             53%            7.47         7/28/10        498,428   1,263,115

--------------
(1) The options listed in this table that expire on July 28, 2005 were granted under the Company's 1997 Key Employee Stock Option Plan. The options listed in this table that expire on July 28, 2010 were granted under the Company's 1999 Key Employee Stock Option Plan. All of these options vest 25% per year commencing on July 28, 2001. The exercise price of all options granted under both stock option plans reflects the fair market value of the Company's common stock on the date of the grant, as defined in each such plan.

         The following table sets forth the aggregated option exercises during fiscal 2000 and the number of unexercised options, and the value thereof on September 29, 2000, held by the executive officers listed in the above Summary Compensation Table. No stock appreciation rights were exercised or held by the named executive officers in fiscal 2000.

                 Aggregated Option Exercises In Last Fiscal Year
                        and Fiscal Year-End Option Values

                                                                         Number of          Value of Unexercised
                                                                   Securities Underlying    in-the-Money Options
                                                                        Unexercised               Options at
                                                                     Options at FY-End              FY-End
                             Shares Acquired                           Exercisable/               Exercisable/
Name                           On Exercise     Value Realized(1)       Unexercisable           Unexercisable (2)
----                           -----------     ---------------        ---------------        -------------------
Edward E. Cohen                    119,260       $  480,468           216,202/318,750          $628,218/71,191
Daniel G. Cohen                      8,454           47,466            54,154/162,461            22,848/68,536
Scott F. Schaeffer                  16,854           94,630             22,500/67,500             9,492/28,476
Steven J. Kessler                        0                0             25,000/75,000             7,910/23,730
Jonathan Z. Cohen                        0                0            45,000/335,000            3,164/211,341
Freddie M. Kotek                         0                0              31,995/7,500                170,206/0
Michael L. Staines                       0                0              85,520/3,750                577,793/0

-------------------
(1) Value is calculated by subtracting the total exercise price from the fair market value of the securities underlying the options at the date of exercise.
(2) Value is calculated by subtracting the total exercise price from the fair market value of the securities underlying the options at September 29, 2000.

Employment Agreements

         The Company has entered into an employment agreement with Edward E. Cohen, effective as of January 1, 1997, under which Mr. Cohen serves as the Chairman of the Board of Directors, Chief Executive Officer and President of the Company. The agreement requires Mr. Cohen to devote as much of his business time to the Company as is necessary to the fulfillment of his duties, although it permits him to have outside business interests. Under the agreement, Mr. Cohen will receive initial base compensation of $350,000 per year, which may be increased by the Compensation Committee of the Board based upon its evaluation of Mr. Cohen's performance. Mr. Cohen is eligible to receive incentive bonuses and stock option grants in amounts to be determined by the Board and to participate in all employee benefit plans in effect during his period of employment. As required by the agreement, the Company has established a Supplemental Employment Retirement Plan ("SERP") for Mr. Cohen's benefit which will pay to Mr. Cohen, upon retirement after he has reached Retirement Age (defined by the agreement as age 62), a monthly retirement benefit equal to 75% of his Average Compensation (defined as the average of the salary plus bonus received by Mr. Cohen in the three most highly compensated years during the previous nine years of employment), less any amounts payable under any other retirement plan of the Company in which Mr. Cohen participates. For certain information regarding Mr. Cohen's compensation during each of the last three fiscal years, see "Executive Officer Compensation."

         The agreement has a term of five years and, until notice to the contrary, the term is automatically extended so that, on any day on which the agreement is in effect, it shall have a then-current five year term. The agreement may be sooner terminated in the event of Mr. Cohen's disability extending for more than 240 days, death or retirement. Mr. Cohen also has the right to terminate the agreement upon a change in control or potential change in control of the Company, and for cause. Otherwise, Mr. Cohen may terminate the agreement upon 180 days' notice.

         The agreement provides the following termination benefits: (i) upon termination due to death, Mr. Cohen's estate will receive an amount equal to (a) five times Average Compensation (payable over 36 months), plus (b) to the extent Mr. Cohen has not received 120 months of SERP benefits, the balance thereof;
(ii) upon termination due to disability, Mr. Cohen will receive a monthly benefit equal to one-twelfth of the product of (a) Average Compensation and (b) 75%, which will terminate upon the commencement of retirement benefits; (iii) upon termination by Mr. Cohen for cause, or upon a change in control or potential change in control, an amount equal to five times Average Compensation plus continuation of life, health, accident and disability insurance benefits for a period of 36 months or until Mr. Cohen reaches age 70; and (iv) upon termination by Mr. Cohen without cause, an amount equal to 25% of the amount referred to in item (i), above. In the event that any amounts payable to Mr. Cohen pursuant to items (i) through (iv), above ("Total Benefits"), become subject to any excise tax imposed under Section 4999 of the Internal Revenue Code of 1986 (the "Code"), the Company is required to pay Mr. Cohen an additional sum such that the net amounts retained by Mr. Cohen, after payment of excise, income and withholding taxes, shall equal Total Benefits.

         In October 1999, the Company entered into an employment agreement with Steven J. Kessler, pursuant to which Mr. Kessler serves as the Senior Vice

President and Chief Financial Officer of the Company. Under the agreement, Mr. Kessler receives initial base compensation of $300,000 per year, which may be increased by the Compensation Committee of the Board based upon its evaluation of Mr. Kessler's performance. Mr. Kessler is eligible to receive incentive bonuses and stock option grants in amounts to be determined by the Board and to participate in all employee benefit plans in effect during his period of employment.

         The agreement has a term of three years and, until notice to the contrary, the term is automatically extended so that, on any day on which the agreement is in effect, it has a then-current three year term. The agreement can be sooner terminated in the event of Mr. Kessler's disability extending for more than 240 days or death. Mr. Kessler also has the right to terminate the agreement upon a change in control of the Company, and for cause. Otherwise, Mr. Kessler can terminate the agreement upon 180 days' notice.

         The agreement provides the following termination benefits: (i) upon termination due to death, Mr. Kessler's estate will receive an amount equal to three times Average Compensation (payable over 36 months); (ii) upon termination due to disability, Mr. Kessler will receive a monthly benefit equal to one-twelfth of the product of (a) Average Compensation and (b) 75%; and (iii) upon termination by Mr. Kessler for cause, or upon a change in control, an amount equal to three times Average Compensation plus continuation of life, health, accident and disability insurance benefits for a period of 36 months. In the event that any amounts payable to Mr. Kessler pursuant to items (i) through
(iii), above ("Total Benefits"), became subject to any excise tax imposed under
Section 4999 of the Internal Revenue Code of 1986 (the "Code"), the Company is required to pay Mr. Kessler an additional sum such that the net amounts retained by Mr. Kessler, after payment of excise, income and withholding taxes, shall equal Total Benefits.

         The terms of the Company's employment agreement with Jonathan Z. Cohen as of October 1999 are substantially similar to the terms of the Company's employment agreement with Mr. Kessler described above, except as follows: Mr. J. Cohen serves as Senior Vice President of the Company; Mr. J. Cohen's initial base compensation is $200,000 per year; Mr. J. Cohen is expressly permitted to have outside business interests; and Mr. J. Cohen has the right to terminate the agreement upon a potential change in control of the Company.

         As a result of the sale of the Company's equipment leasing operations on August 1, 2000 and its reduced emphasis on real estate finance, Messrs. D. Cohen and Schaeffer left the Company's employ on September 13, 2000. Mr. D. Cohen was the Company's President and Chief Operating Officer. Mr. Schaeffer was the Company's Vice Chairman and the president of its commercial real estate finance subsidiary. Messrs. D. Cohen and Schaeffer were both parties to employment agreements with the Company and were terminated in accordance with the terms of those agreements. In September 2000, the Company entered into a Separation Agreement and General Release with both Messrs. D. Cohen and Schaeffer, pursuant to which Messrs. D. Cohen and Schaeffer were paid the sums described below that were due to them in connection with the Company's termination of both of their employment contracts. Mr. D. Cohen received $2,263,377, exercised his vested stock options granted under the Company's 1989 Key Employee Stock Option Plan, retained his stock options granted under the Company's 1997 Key Employee Stock Option Plan, and forfeited his stock options granted under the Company's 1999 Key Employee Stock Option Plan. Mr. Schaeffer received $1,475,628, exercised his vested stock options granted under the Company's 1989 Key Employee Stock Option Plan, retained his stock options granted under the Company's 1997 Key Employee Stock Option Plan, and forfeited his stock options granted under the Company's 1999 Key Employee Stock Option Plan. Messrs. D. Cohen and Schaeffer continue to serve as directors of the Company.

Certain Relationships and Related Party Transactions

         In the ordinary course of its business operations, the Company has ongoing relationships with several related entities, primarily RAIT, a property management firm, a bank and a law firm. As particular opportunities have arisen, the Company has purchased real estate loans from lenders, or involving borrowers, which are affiliated with officers of the Company. Transactions with affiliates must be approved by the Company's Board of Directors, including a majority of the outside directors. In addition, loan acquisitions must be approved by the Investment Committee of the Board of Directors, which consists of three outside directors. A more detailed description of these relationships and transactions is set forth below.

         Relationship with Brandywine Construction & Management, Inc. ("BCMI"). The properties underlying 28 of the Company's real estate loans and investments in real estate ventures are managed by BCMI, a firm in which the Chairman of the Company is the Chairman of the Board of Directors and a minority stockholder holding approximately 8% of BCMI's capital stock. The Company has advanced funds to certain borrowers for improvements on their properties, which have been performed by BCMI. The President of BCMI (or an entity affiliated with him) has also acted as the general partner, president or trustee of ten of the borrowers. In addition, BCMI owns an 11% limited partnership interest in another borrower.

         Relationship with Hudson United Bank. The Company maintains a normal banking and borrowing relationship with Hudson United Bank, successor to the banking business of Jefferson Bank. The Chairman of the Company and his spouse were officers and directors of Jefferson Bank and its holding company, and were principal stockholders of that bank's holding company, until its acquisition in November 1999 by Hudson United Bancorp, the holding company for Hudson United Bank. The former President of the Company was a director of Jefferson Bank until its acquisition. Following the acquisition, the Chairman's spouse served as director of Hudson United Bancorp until July 2000. Hudson United Bank is also a tenant at one property owned by a partnership in which the Company holds a 50% interest.

         Relationship with RAIT Investment Trust ("RAIT"). The Company currently holds approximately 14% of the outstanding common shares of RAIT, a real estate investment trust sponsored by the Company. The spouse of the Chairman of the Company is Chairman and Chief Executive Officer of RAIT. The Company has the right to nominate one person for election to RAIT's Board of Trustees until such time as its ownership of RAIT's outstanding common shares is less than 5%. A Senior Vice President of the Company, who is also a son of the Chairman of the Company and the brother of its former President, currently serves as the Company's nominee and as the secretary of RAIT. The former Vice Chairman of the Company became the President of RAIT in October 2000.

         The Company has engaged in the following transactions with RAIT subsequent to RAIT's initial public offering in January 1998:

         o In June 2000, pursuant to a Participation Termination Agreement, the Company paid RAIT a $300,000 termination fee. The fee was in connection with a loan refinancing in which RAIT held a $4.9 million participation interest.

         o In May 2000, the Company sold 100% of the common stock in a wholly owned subsidiary to RAIT for $1.9 million. The subsidiary had a subordinated interest in a loan which it had originated for $1.3 million. At the time of the sale, the loan had a carrying value of $1.6 million; consequently, a gain of $273,000 was recognized by the Company.

         o In December 1999, the Company sold 100% of the common stock in a wholly owned subsidiary to RAIT for $9.9 million, recognizing a gain of $983,000. The subsidiary held a subordinate interest in a loan which was secured by a retail property located in Centreville, Virginia. The Company acquired the loan in 1998 for a net investment of $7.9 million.

         o In March 1999, the Company and RAIT jointly acquired a loan for $77.0 million of which $10.0 million was contributed by RAIT.

         o In December 1998, the Company sold a senior lien interest in a loan for $4.0 million to RAIT.

         o In fiscal 1998, the Company sold senior lien interests in three loans to RAIT for an aggregate of $18.0 million.

         o In March 1998, the Company and RAIT jointly acquired a loan for $85.5 million, $10.0 million of which was contributed by RAIT.

         o In fiscal 1998, the Company made a first mortgage loan to OSEB Associates, L.P. ("OSEB"), which is owned by RAIT (89%) and BCMI (11%). The loan has a stated principal amount of $65.0 million. OSEB obtained outside financing to reduce the loan by $44.0 million; the balance of the loan is secured by a second mortgage and pledge of partnership interests in OSEB.

         Relationship with The Bancorp.com, Inc. In fiscal 2000 the Company acquired 9.9% of the outstanding shares of The Bancorp.com, Inc. ("TBI") for an investment of approximately $1.8 million. At the time of the Company's investment, the Chairman of the Company was also Chairman of TBI, the then-President of the Company (a son of the Chairman of the Company) was the President and a director of TBI, and a director of the Company, and the spouse of the then-Vice-Chairman of the Company was a director of TBI. Subsequently, the Company's Chairman relinquished his position at TBI with his son becoming Chairman and his spouse becoming Chief Executive Officer of TBI. The Company maintains a normal banking and borrowing relationship with TBI. As of December 31, 2000, no officer of the Company served as an officer or director of TBI.

         Relationship with Law Firm. Until April 1996, the Chairman of the Company was of counsel to Ledgewood Law Firm, P.C. ("Ledgewood"), which provides legal services to the Company. Ledgewood was paid $1.6 million during fiscal 2000 for legal services rendered to the Company. The Chairman of the Company receives certain debt service payments from Ledgewood related to the termination of his affiliation with such firm and its redemption of his interest therein.

         Relationships with Certain Borrowers. The Company has from time to time purchased loans in which affiliates of the Company are affiliates of the borrowers.

         In July 2000, in connection with a refinancing, the Company split an investment in a loan with a balance of $5.8 million, including unpaid interest and penalties into two distinct loans, one for $4,450,000 and the other for $1,984,000. The Company sold the first loan to an unaffiliated third party for face value and exchanged the second loan for a similar loan from the general partner of the original borrower for face value. The former Vice Chairman of the Company is the president and a director of such general partner.

         In June 2000, the property securing a loan held by the Company was purchased by a limited partnership controlled and owned by the Chairman, the former Vice Chairman and the former President of the Company and the President of BCMI.

         In March 2000, the property securing a loan held by the Company was purchased by a limited partnership controlled and owned by the Chairman, the former President of the Company and the President of BCMI.

         In September 1998, the Company acquired a loan in the original principal amount of $91.0 million. In September 2000, in connection with a refinancing and pursuant to a prior agreement, a newly formed limited liability company became the borrower. The Chairman, the former Vice Chairman and the former President of the Company and the President of BCMI have an aggregate indirect controlling interest in the borrower. Pursuant to an agreement with the Company, any proceeds from the sale of their interest are payable to the Company. After September 30, 2000, their interest was substantially reduced, and all proceeds from such sale were paid to the Company.

         In March 1998, the Company acquired a loan under a plan of reorganization in bankruptcy. An order of the bankruptcy court in effect when the Company acquired the loan required that legal title to the property underlying the loan be transferred on or before June 30, 1998. To comply with that order and to maintain control of the property, Evening Star Associates took title to the property on or about June 19, 1998. A subsidiary of the Company serves as general partner of Evening Star Associates and holds a 1% interest; the Chairman, former Vice Chairman, and former President of the Company purchased a 94% limited partnership interest in Evening Star Associates for $200,000.

         In August 1997, the Company acquired a loan secured by a property owned by a partnership in which the Company's Chairman and former Vice Chairman, together with the Chairman's spouse, are limited partners. The former Vice Chairman was previously the general partner of such partnership. The Company leases its headquarters space at such property. Ledgewood is also a tenant at such property.

         In June 1997, the Company acquired a loan with a face amount of $7.0 million from a partnership in which the Company's Chairman and former Vice Chairman, together with the Chairman's spouse, are limited partners. The former Vice Chairman was previously the general partner of such partnership. The Company acquired the loan at a cost of $3.0 million.

         Relationships with Certain Lienholders. The Company holds a first mortgage lien on a hotel property which in January 1999 was foreclosed upon by another corporation ("Corporate Owner"). In August 1999, a Senior Vice President of the Company became President of the Corporate Owner, and the Chairman of the Company became Chairman of the Corporate Owner. In addition, the Chairman of the Company is a limited partner holding a two-thirds interest in a partnership which holds convertible securities to acquire common stock of the Corporate Owner. The President of the Corporate Owner is also the sole officer, director and shareholder of another corporation which is this partnership's general partner. On a fully converted basis, the Company's Chairman and Senior Vice President would have a 27.1% interest in the Corporate Owner.

         In fiscal 1999, the Company sold, at book value, an $875,000 senior lien interest in industrial development revenue bonds it had acquired in a prior year to a limited partnership in which the Chairman and the former Vice Chairman of the Company beneficially owned a 22.0% limited partnership interest.

         In December 1997, the Company purchased from third parties, for an aggregate of $1.5 million, two loans in the aggregate original principal amount of $2.0 million and with an aggregate outstanding balance at the time of purchase of $1.9 million. The loans are secured by an apartment building. The Company sold a senior lien interest in one of the loans for $1.0 million to a limited partnership in which the Chairman and the former Vice Chairman of the Company beneficially own a 14.4% interest, reducing the Company's net investment to $518,000 and leaving the Company with a retained interest in outstanding loan receivables of $1.0 million (at a book value of $803,000).

         Management considers immaterial any other commercial real estate transactions and balances involving parties that may be considered to be related parties.


Performance Graph

         The following graph compares the cumulative total stockholder return on the Company's common stock with the cumulative total return of two other stock market indices: the Nasdaq United States Composite (National Market System only) and the Nasdaq Financial.

                Comparison of Five Year Cumulative Total Return *

                               [GRAPHIC OMITTED]

                               1995         1996         1997        1998        1999         2000
                               ----         ----         ----        ----        ----         ----
   Nasdaq U.S. Composite     $ 100.00     $ 118.68     $ 162.92    $ 165.50    $ 270.38      $ 358.96
   Nasdaq Financial          $ 100.00     $ 123.80     $ 195.14    $ 179.96    $ 195.55      $ 207.49
   Resource America, Inc.    $ 100.00     $ 177.09     $ 727.67    $ 430.06    $ 321.48      $ 373.81

*        Total return for each of the last five fiscal years ending September
         30. Assumes $100 was invested on October 1, 1995 in the Company's common stock or in the indicated index and that cash dividends were reinvested as received.

Compensation Committee Report on Executive Compensation

         The Compensation Committee of the Board of Directors (the "Committee") is responsible for setting and administering compensation programs for the Company's executives, including the following:

         o    setting policies with respect to compensation for executives;

         o    setting pay levels for all named executive officers;

         o administering the Company's Key Employee Stock Option plans and making appropriate awards of options; and

         o monitoring and determining such other compensation matters as may be assigned to the Committee by the Board of Directors.

         The Committee is comprised of three non-employee directors: Messrs. Campbell, Neff and White.

         The Company's compensation philosophy and objectives are driven by the desire to:

         o compensate and reward executives for their contribution to the historical success of the Company; and

         o provide suitable compensation packages to attract, motivate and retain talented executives in a very competitive environment.

         The executive compensation program is designed to reward performance that is directly relevant to the Company's short-term and long-term success and goals and as such is structured in three components: base salary, annual bonuses, and long term incentives.

Base Salary

         Base salaries for executive officers are determined in part by pay practices in unaffiliated companies and the Committee's assessment of individual performance relative to responsibilities and objectives for each executive. Base salaries are not intended to compensate individuals for extraordinary performance or for above average Company performance.

Bonus Plan

         Executives are eligible to receive annual bonuses, which are generally based on the overall Company performance during the preceding year and the individual's contribution to that performance. The Company does not have a defined bonus pool; however, during the past six years the Company's practice has been to limit the pool to no more than ten percent (10%) of the reported net income of the Company for the preceding year. Allocation of the amount available for annual bonus payments is at the discretion of the Committee. No formula performance measures were utilized in establishing the amount of the bonus awards; however, the Committee considers individual contribution to the overall performance of the Company and performance relative to expectations.

Long Term Incentives

         General. Long term incentives are designed to focus executives on the long term goals and performance of the Company and to provide a reward directly tied to stockholder return: the performance of the Company's common stock. The particular plans are intended to encourage the participants to strive to achieve the long term success of the Company and to remain with the Company in order to fully benefit from the plans.

         Stock Options. Stock options are issued periodically to key employees at an exercise price of no less than the then current market price of the Company's common stock, have a life up to ten (10) years and vest to the executive at twenty-five percent (25%) of the amount awarded on each anniversary of their issuance. Allocation of available options is again at the discretion of the Committee and is determined by potential contribution to, or impact upon, the overall performance of the Company by the executive.

         Employee Stock Ownership Plan. In 1989 the Company established the Resource America, Inc. Employee Stock Ownership Plan for the benefit of all qualified employees. All employees, including executive officers, are allocated shares from an available pool in proportion to their relative compensation. While the allocations from this plan are determined solely by a predetermined and required formula in accordance with ERISA, the intent was, and remains, to reward all employees, including executives, based on the long term success of the Company as measured by the stockholder return.

         Savings Plan. The 401(k) Plan offers eligible employees the opportunity to make long-term investments on a regular basis through salary contributions, which are supplemented by matching Company contributions in the form of cash or Company common stock. During fiscal year 2000, the Company matched employee contributions 50% in cash or 100% in Company common stock. While participation in this plan is at the discretion of the qualified employee, the intent again was, and remains, to reward all employees, including executives, based on the long term success of the Company as measured by the return to stockholders.

Chief Executive Officer Compensation

         In evaluating the performance and setting the total compensation package for Edward E. Cohen the Committee meets without that individual present. In determining compensation for fiscal year 2000, which included bonus compensation paid in December 1999 for performance during the 1999 fiscal year, the Committee took particular note of the continued growth in the Company's revenues ($109.1 million in fiscal 1999 compared to $69.5 million in fiscal
1998), assets under management ($2.0 billion in fiscal 1999 compared to $1.2 billion in fiscal 1998) and stockholder equity ($263.8 million in fiscal 1999 compared to $236.5 million in fiscal 1998). The Committee noted that while the Company's net income for fiscal 1999 fell below the record net income the Company achieved in fiscal 1998, the Company had made a strategic decision in the first half of fiscal 1999 to structure lease and mortgage loan transactions in ways that do not qualify for "gain on sale" treatment. The Committee also noted that Mr. Cohen successfully spearheaded the Company's efforts to sharply expand the Company's energy and energy finance operations, including the acquisition and integration of two relatively substantial energy companies: The Atlas Group, Inc. in September 1998; and Viking Resources Corporation in August 1999. These acquisitions laid the foundation and provided the impetus for the Company's successful initial public offering of Atlas Pipeline Partners, L.P. in January 2000. Mr. Cohen is employed pursuant to the agreement described in "Employment Agreements" contained elsewhere in the proxy statement of which this report is a part. Applying the considerations noted above, for fiscal year 2000 the Committee maintained Mr. Cohen's base salary at $600,000 (unchanged from fiscal 1999) and awarded Mr. Cohen a bonus of $450,000 (a 25% reduction from fiscal 1999).

         This report has been provided by the Compensation Committee of the Board of Directors of Resource America, Inc.

Carlos C. Campbell, Chairman
P. Sherrill Neff
John S. White

                                  OTHER MATTERS

         As of the date of this proxy statement, the Board of Directors does not intend to present and has not been informed that any other person intends to present any other matters for action at the Meeting. However, if other matters do properly come before the Meeting, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment.

         Except as hereinabove stated, all shares represented by valid proxies received will be voted in accordance with the provisions of the proxy.

         Upon the recommendation of the Audit Committee, approved by the Board of Directors, Grant Thornton LLP served as the Company's independent auditors during fiscal year 2000. The Company does not anticipate that a representative of Grant Thornton LLP will be present at the Meeting. The Board of Directors anticipates that Grant Thornton LLP will be re-appointed as the Company's independent auditors for fiscal year 2001 during a regular meeting of the Board of Directors.

                      ANNUAL REPORT AND REPORT ON FORM 10-K

         The Company's 2000 Annual Report to Stockholders including the financial statements and management's discussion and analysis of financial condition and results of operations for the year ended September 30, 2000, is being sent to stockholders of record as of March 1, 2001 with this proxy statement. Stockholders of record as of March 1, 2001, and beneficial owners of the Company's common stock on that date, may obtain from the Company, without charge, a copy of the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, exclusive of the exhibits thereto, by a request therefor in writing. Such requests should be directed to the Company, at its Philadelphia address stated herein, and to the attention of the Secretary. Beneficial owners shall include in their written requests a good faith representation that they were beneficial owners of the Company's common stock on March 1, 2001.

                              STOCKHOLDER PROPOSALS

         Under rules promulgated by the Securities and Exchange Commission, holders of common stock who desire to submit proposals or nominations for the election of directors for inclusion in the proxy statement of the Company to be utilized in connection with the 2002 annual meeting of stockholders, subject to compliance with the eligibility standards specified in such rules, must submit such proposals or nominations to the Secretary of the Company no later than November 15, 2001.

         Also, under the Company's Bylaws, any stockholder who wishes to nominate candidates for election as directors or present a proposal at the Meeting must deliver written notice to the Secretary of the Company no later than December 15, 2001. The notice must contain all of the information required by the Company's Bylaws, a copy of which is available upon request from the Secretary of the Company.


                                        By order of the Board of Directors,




                                        Michael S. Yecies, Secretary
                                        March 15, 2001

                                                                     EXHIBIT A

                             Audit Committee Charter

         The Audit Committee (the "Committee") of the Board of Directors (the "Board") of Resource America, Inc. (the "Company"), will have the oversight responsibility, authority and specific duties as described below.

A.       Purpose

         The primary function of the Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing: (i) the financial information to be provided to shareholders and the Securities and Exchange Commission, (ii) the Company's systems of internal controls established by management, and (iii) the Company's auditing, accounting and financial reporting process generally.

         The Committee's primary duties and responsibilities are to:

         1. Provide an open avenue of communication among the independent accountants, financial and senior management, the internal audit staff and the Board;

         2. Review and appraise the audit efforts of the Company's independent accountants and internal auditing staff; and

         3. Serve as an independent and objective party to monitor the Company's financial reporting process and internal control system.

         The Committee will carry out the activities set forth in Section D below in order to fulfill these duties and responsibilities.

B.       Composition

         The Committee will be comprised of three or more directors as determined by the Board. The members of the Committee will meet the independence and experience requirements of the National Association of Securities Dealers. The members of the Committee will be elected annually by the Board and will be listed in the annual report to shareholders. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee.

C.       Meetings

         The Committee shall meet at least four times annually, or more frequently as circumstances dictate. The Committee should meet at least annually with the Company's management and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believes should be discussed privately. In addition, the Committee or its Chair should meet with the independent accountants and management quarterly to review the Corporation's financials consistent with Section D(2)(d) below.

D.       Duties

         1.       General

                  a. Review and update this Charter as necessary but at least annually.

                  b. Report Committee actions and recommendations to the Board.

                  c. Conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants or others to assist it in the conduct of any investigation.

         2.       Independent Accountants

                  a. Recommend the selection, retention or termination of the Company's independent accountants and the fees and other compensation to be paid to the independent accountants. The Committee should nominate the independent accountant to be proposed for shareholder approval in the annual proxy statement. The Committee should stress to the independent accountants their ultimate accountability to the Board and the Committee, as representatives of the shareholders.

                  b. Inquire as to the independence of the independent accountants and obtain from them, at least annually, a formal written statement describing all relationships between the independent accountants and the Company as contemplated by Independence Standards Board Standard No.1, Independence Discussions with Audit Committees.

                  c. Review the scope and general extent of the independent accountants' annual audit. The Committee's review should include an explanation of the factors considered by the independent accountants in determining the audit scope, including major risk factors and a requirement that the independent accountants inform the Committee at any time that they make significant changes to their original audit plan.

                  d. Have a predetermined arrangement with the independent accountants that they will advise the Committee through its Chair and management of the Company of any matters identified through procedures followed for interim quarterly financial statements, and that such notification is to be made prior to the related press release or, if not practical, prior to filing Forms 10-Q. Also receive a written confirmation from the independent accountants at the end of each of the first three quarters of the year that they have nothing to report to the Committee, if that is the case, or the written enumeration of required reporting issues.

         3.       Financial Statements/Internal Controls

                  a. Review with the Company's management and independent accountants the Company's accounting and financial reporting controls. Obtain annually in writing from the independent accountants their letter as to the adequacy of such controls.

                  b. Review with the Company's management and independent accountants significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements. Discuss with the independent accountants their judgments about the quality of the Company's accounting principles and financial disclosure practices used or proposed to be adopted by the Company.

                  c. Review annual financial statements with management and the independent accountants to determine that the independent accountants are satisfied with the disclosure and content of the financial statements, including the nature and extent of any significant changes in accounting principles, and recommend to the Board that the audited financial statement be included in the Company's annual report on Form 10-K.

         5.       Ethical and Legal Compliance

                  a. Meet with the Company's legal counsel to review any legal matters that may have a significant impact on the Company's overall financials.

                  b. Review the Company's policies and compliance therewith regarding ethics and business conduct.

                             RESOURCE AMERICA, INC.

                                      PROXY

                 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD
                     OF DIRECTORS OF RESOURCE AMERICA, INC.


         The undersigned hereby constitutes and appoints Edward E. Cohen and Scott F. Schaeffer, or either of them, as and for his proxies, each with the power to appoint such proxy's substitute, and hereby authorizes them, or either of them, to vote all of the shares of common stock of Resource America, Inc. held of record by the undersigned on March 1, 2001, at the Annual Meeting of Stockholders of Resource America, Inc. to be held Tuesday, April 24, 2001 and at any and all adjournments thereof as follows:

                                                          I plan to attend
                                                             the meeting
                                                                 +-+
                                                                 +-+
         1.       ELECTION OF DIRECTORS.

         The nominees for election are P. Sherrill Neff, Alan D.
Schreiber and Andrew M. Lubin.

FOR all nominees            Withhold Authority           To withhold
listed above                to vote for all              authority to vote
(except as marked           nominees listed              for any individual
to the contrary at          above                        nominee, write
the right)                                               that nominee's
                                                         name in the space
                                                         provided below.

      +-+                             +-+
      +-+                             +-+



         2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

+-+                           +-+                                +-+
+-+  FOR                      +-+  AGAINST                       +-+  ABSTAIN


         This proxy, when properly executed, will be voted in the manner described herein by the undersigned. If no direction is made, this proxy will be voted FOR all nominees listed. Please sign exactly as your name appears on this proxy card. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Dated:                     , 2001
      ---------------------



--------------------------------
Signature of stockholder



--------------------------------
Signature if held jointly


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.